Exhibit 10.8

Execution Version

Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Priority Secured Parties (as defined in the First Lien/Second Lien Intercreditor Agreement referred to below), including liens and security interests granted to MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent, pursuant to or in connection with the First Lien Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Holdings, the Borrower, the several lenders from time to time party thereto, the letter of credit issuers from time to time party thereto, MORGAN STANLEY SENIOR FUNDING, INC., as the administrative agent, the collateral agent and the swingline lender, and the other parties thereto and (ii) the exercise of any right or remedy by the Collateral Agent or any other secured party hereunder is subject to the limitations and provisions of the First Lien/Second Lien Intercreditor Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), among Holdings, the Borrower, certain of its affiliated entities party thereto, MORGAN STANLEY SENIOR FUNDING, INC., as First Lien Administrative Agent, and MORGAN STANLEY SENIOR FUNDING, INC. as Second Lien Administrative Agent. In the event of any conflict between the terms of the First Lien/Second Lien Intercreditor Agreement and the terms of this Agreement, the terms of the First Lien/Second Lien Intercreditor Agreement shall govern.

SECOND LIEN SECURITY AGREEMENT

SECOND LIEN SECURITY AGREEMENT, dated as of October 22, 2018 (this “Agreement”), among GLOBE INTERMEDIATE CORP., a Delaware corporation (“Holdings”), GOBP HOLDINGS, INC., a Delaware corporation (the “Borrower”), each of the subsidiaries of the Borrower listed on Annex A hereto or that becomes a party hereto pursuant to Section 7.13 (each such subsidiary, individually, a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; and, together with Holdings and the Borrower, collectively, the “Grantors”), and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Second Lien Secured Parties (as defined below) (in such capacity, together with its successors, assigns, designees and sub-agents in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, (a) Holdings and the Borrower are parties to that certain Second Lien Credit Agreement, dated as of the date hereof (the “Second Lien Credit Agreement”), with the several Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent and the Collateral Agent, pursuant to which the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein, (b) one or more Hedge Banks may from time to time enter into Secured Hedging Agreements with any Credit Party or any Restricted Subsidiary, (c) one or more Cash Management Banks may from time to time provide Cash Management Services pursuant to Secured Cash Management Agreements to any Credit Party or any Restricted Subsidiary and (d) the Credit Parties may incur Additional Second Lien Obligations (as defined below) from time to time to the extent permitted by the Second Lien Credit Agreement and each Additional Second Lien Agreement (as defined below) (clauses (a), (b), (c) and (d), collectively, the “Extensions of Credit”);

WHEREAS, pursuant to the Second Lien Guarantee, dated as of the date hereof (the “Second Lien Guarantee”), each Grantor (other than the Borrower in respect of its own obligations) has agreed to guarantee to the Collateral Agent, for the benefit of the Second Lien Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Second Lien Obligations;

WHEREAS, Holdings, the Borrower (other than in respect of its own obligations) and each of the Subsidiary Grantors may also unconditionally and irrevocably guaranty, as primary obligors and not merely as sureties, for the benefit of the Second Lien Secured Parties under any Additional Second Lien Agreements, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Additional Second Lien Obligations;

WHEREAS, Holdings is an affiliate of the Borrower and each Subsidiary Grantor is a Subsidiary of the Borrower;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to pay the Existing Debt Refinancing, the 2018 Dividend and/or the Transaction Expenses and for other general corporate purposes of the Borrower and its subsidiaries;

WHEREAS, it is a condition precedent to the obligations of the Lenders to make their respective Extensions of Credit to the Borrower under the Second Lien Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent, for the benefit of the Second Lien Secured Parties; and

WHEREAS, the Grantors acknowledge that they will derive substantial direct and indirect benefit from the Extensions of Credit and have agreed to secure their obligations with respect thereto pursuant to this Agreement, on a second priority basis (subject to Liens permitted by each of the Second Lien Credit Agreement and any Additional Second Lien Agreement).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Agents and the Lenders to enter into the Second Lien Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrower under the Second Lien Credit Agreement, to induce the holders of any Additional Second Lien Obligations to make their advances under the applicable Additional Second Lien Agreement, to induce one or more Hedge Banks to enter into Secured Hedging Agreements with any Credit Party or any Restricted Subsidiary and to induce one or more Cash Management Banks to provide Cash Management Services pursuant to Secured Cash Management Agreements to any Credit Party or any Restricted Subsidiary, the Grantors hereby agree with the Collateral Agent, for the benefit of the Second Lien Secured Parties, as follows:

1.	Defined Terms.

(a)    (i) Unless otherwise defined herein, terms defined in the Second Lien Credit Agreement and used herein (including terms used in the preamble and the recitals) shall have the meanings given to them in the Second Lien Credit Agreement and (ii) all terms defined in the Uniform Commercial Code from time to time in effect in the State of New York (the “NY UCC”) and used but not defined herein or in the Second Lien Credit Agreement shall have the meanings specified therein (and if defined in more than one article of the NY UCC, shall have the meaning specified in Article 9 thereof).

(b)    The rules of construction and other interpretive provisions specified in Sections 1.2, 1.5, 1.6, 1.7, 1.8 and 1.11 of the Second Lien Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals to this Agreement.

(c)    The following terms shall have the following meanings:

“Additional Second Lien Agreement” shall mean any indenture, credit agreement, loan agreement, note purchase agreement or other document, instrument or agreement, if any, pursuant to which any Grantor has or will Incur Additional Second Lien Obligations as permitted by each of the Second Lien Credit Agreement and any Additional Second Lien Agreement then in effect; provided that, in each case, the Indebtedness thereunder has been designated as Additional Second Lien Obligations pursuant to and in accordance with Section 7.16.

“Additional Second Lien Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under any Additional Second Lien Agreement relating to Indebtedness Incurred by, or provided to, the Borrower and/or any other Credit Party including, without limitation, Permitted Additional Debt Obligations and Permitted Equal Priority Refinancing Debt in respect of the Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Grantor of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding (or that would accrue but for the operation of applicable Debtor Relief Law), regardless of whether such interest and fees are allowed claims in such proceeding, in each case, that have been designated as Additional Second Lien Obligations pursuant to and in accordance with Section 7.16.

“Additional Secured Party Consent” shall mean a consent in the form of Exhibit 3 to this Agreement.

“After-Acquired Intellectual Property Collateral” shall have the meaning assigned to such term in Section 4.1(c).

“Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Authorized Representative” shall mean (a) the Administrative Agent with respect to the Second Lien Credit Agreement and (b) any duly authorized agent, trustee or representative of any other Second Lien Secured Party under Additional Second Lien Agreements designated as “Authorized Representative” for any Second Lien Secured Party in an Additional Secured Party Consent delivered to the Collateral Agent.

“Collateral” shall have the meaning assigned to such term in Section 2.

“Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 5.1(b).

“Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Control” shall mean in the case of any Deposit Account, “control,” as such term is defined in Section 9-104 of the NY UCC.

“Copyrights” shall mean all (a) copyrights, rights in works of authorship, mask works and integrated circuit designs and other rights subject to the copyright laws of the United States, or of any other country or any group of countries, including copyrights and other rights in Software, data, databases, Internet web sites and the proprietary content thereof, (b) registrations, renewals, rights of reversion, extensions, supplemental registrations, recordings and applications for registration of any of the foregoing in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, and (c) rights to obtain all renewals, reversions and extensions thereof.

“Credit Party” shall mean the Borrower, Holdings, the Subsidiary Grantors and each other Subsidiary of the Borrower that is a party to the Second Lien Credit Agreement, any other Credit Document or any Additional Second Lien Agreement.

“Default” or “Event of Default” shall mean a “default” or “event of default” under the Second Lien Credit Agreement or under any Additional Second Lien Agreement.

“Equipment” shall mean all “equipment,” as such term is defined in Article 9 of the NY UCC, now or hereafter owned by any Grantor or to which any Grantor has rights and, in any event, shall include all machinery, equipment, furnishings, movable trade fixtures and vehicles now or hereafter owned by any Grantor or to which any Grantor has rights and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Excluded Property” shall mean (a) (i) any fee owned real property that is not Material Real Property and (ii) all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) any Subject Property, (c) any property included in the definition of “Collateral” in the Second Lien Pledge Agreement, (d) any Excluded Capital Stock, (e) any property with respect to which the Collateral Agent and the Borrower reasonably agree in writing that the costs or other consequences of granting or perfecting a security interest therein is excessive in view of the benefits to be obtained by the Second Lien Secured Parties therefrom (it being understood that prior to the First Lien Termination Date, the judgment of the First Lien Collateral Agent in respect of the matters described in this clause (e) shall be deemed to be the judgment of the Collateral Agent with respect to such matters), (f) any “intent-to-use” trademark application filed with the United States Patent and Trademark Office prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (g) any cash, Cash Equivalents, Deposit Accounts, Securities Accounts (including securities entitlements and related assets) or Commodity Accounts (but, in each case, not including cash or Cash Equivalents representing the proceeds of assets otherwise constituting Collateral), in each case, other than any Collateral Account, (h) any Capital Stock of any Immaterial Subsidiary or Special Purpose Subsidiary, (i) any motor vehicles, aircraft, aircraft engines and other assets subject to certificates of title where perfection may not be obtained solely by the filing of a UCC financing statement and (j) and any property to the extent a security interest in such property would result in material adverse tax consequences to the Borrower or any Subsidiary of the Borrower as reasonably determined by the Borrower in consultation with (but without requiring the consent of) the Collateral Agent; provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any property referred to in clauses (a) through (j) above (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a) through (j) above).

“Extensions of Credit” shall have the meaning assigned to such term in the recitals to this Agreement.

“First Lien Collateral Agent” shall mean the “Collateral Agent” as defined in the First Lien Credit Agreement.

“First Lien Security Agreement” shall mean the “Security Agreement” as defined in the First Lien Credit Agreement.

“First Lien Termination Date” shall mean the “Termination Date” as defined in the First Lien Security Agreement.

“General Intangibles” shall mean all “general intangibles” as such term is defined in Article 9 of the NY UCC and, in any event, including with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, restated, supplemented, amended and restated or otherwise modified, including (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (c) all claims of such Grantor for damages arising out of any breach of or default thereunder and (d) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options thereunder, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder.

“Grantors” shall have the meaning assigned to such term in the preamble to this Agreement.

“Intellectual Property” shall mean any and all intellectual property and all rights therein, including Trade Secrets, Copyrights, Patents, Trademarks and IP Agreements, and all rights to sue at law or in equity for any past, present, or future infringement, misappropriation, dilution, violation, misuse or other impairment thereof or unfair competition therewith, including the right to receive and collect injunctive or other equitable relief and damages and compensation, and all rights to receive and collect Proceeds therefrom.

“Intellectual Property Collateral” shall mean the Collateral constituting Intellectual Property, including the U.S. Recordable Intellectual Property set forth in Schedule 1 hereto.

“Intellectual Property Security Agreement” shall have the meaning assigned to such term in Section 4.4(e).

“IP Agreements” shall mean any and all written agreements, contracts, permits, consents, orders and franchises, now or hereafter in effect, to which any Grantor, now or hereafter, is a party, relating to the license, sublicense, development, use, manufacture, disclosure, or distribution of any Intellectual Property.

“NY UCC” shall have the meaning assigned to such term in Section 1(a)(ii).

“Patents” shall mean all (a) patents, statutory invention registrations, certificates of invention, industrial designs and utility models, and all pending applications of the foregoing, (b) provisionals, reissues, reexaminations, continuations, divisionals, continuations-in-part, renewals or extensions thereof and (c) the inventions, discoveries and designs disclosed or claimed therein and all improvements thereto, including the right to make, use and/or sell the inventions, discoveries and designs disclosed or claimed therein.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the NY UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other Disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement, misappropriation, dilution, violation, misuse or other impairment or unfair competition, where applicable, of any Patent, Trademark, Copyright or Trade Secret, now or hereafter owned by any Grantor, or licensed to any Grantor under an IP Agreement or injury to the goodwill associated with or symbolized by any Trademark now or hereafter owned by any Grantor, and (ii) past, present or future breach of any IP Agreement and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Second Lien Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Second Lien Guarantee” shall have the meaning assigned to such term in the recitals to this Agreement.

“Second Lien Secured Parties” shall mean, collectively, the Secured Parties (as defined in the Second Lien Credit Agreement) and, if any, the holders of Additional Second Lien Obligations and any Authorized Representative with respect thereto.

“Second Lien Obligations” shall mean, collectively, the Obligations and any Additional Second Lien Obligations.

“Secured Debt Documents” shall mean, collectively, the Credit Documents, each Secured Hedging Agreement entered into with a Hedge Bank and each Secured Cash Management Agreement entered into with a Cash Management Bank.

“Securities Account” shall mean all “securities accounts,” as such term is defined in Article 8 of the NY UCC.

“Security Interest” shall have the meaning assigned to such term in Section 2(a).

“Software” shall mean all “software,” as such term is defined in Article 9 of the NY UCC, and shall further include all source code, object code, processes, algorithms, methods, data structures, interfaces and documentation related thereto.

“Subject Property” shall have the meaning assigned to such term in the proviso to Section 2(a).

“Subsidiary Grantor” shall have the meaning assigned to such term in the preamble to this Agreement.

“Termination Date” shall mean the date on which all Second Lien Obligations (other than (i) Hedging Obligations in respect of any Secured Hedging Agreements, (ii) Cash

Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent obligations or other contingent indemnification obligations not then due and payable) have been paid in full and all Commitments have terminated or expired.

“Trademarks” shall mean all United States (a) trademarks, service marks, domain names, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, slogans, other source or business identifiers, now existing or hereafter adopted or acquired, whether registered or unregistered, and all registrations, recordings and applications for registration filed in connection with the foregoing, including registrations, recordings and applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States or any political subdivision thereof, and all common-law rights related thereto, (b) all goodwill associated therewith or symbolized thereby and (c) all extensions or renewals thereof.

“Trade Secrets” shall mean all confidential and proprietary information, including technology, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, in each case, to the extent arising under applicable Law.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“U.S. Recordable Intellectual Property” shall have the meaning set forth in Section 3.2.

“U.S. Registered Intellectual Property” shall have the meaning set forth in Section 3.2.

“Vehicles” shall mean all cars, trucks, trailers, and other vehicles covered by a certificate of title law of any state or other jurisdiction and all tires and other appurtenances to any of the foregoing.

(d)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

2.	Grant of Security Interest.

(a)    As security for the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of the Second Lien Obligations, each Grantor hereby transfers, assigns and pledges to the Collateral Agent, for the benefit of the Second Lien Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Second Lien Secured Parties, a security interest in and continuing lien on (the “Security Interest”) all of such Grantor’s right, title and interest in (subject only to Liens permitted under each of the Second Lien Credit Agreement and any Additional Second Lien Agreement) and to all of the following assets and properties, whether now owned or existing or hereafter acquired or existing or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

(i)    all Accounts;

(ii)    all Chattel Paper;

(iii)    all Commercial Tort Claims described in Schedule 2 to this Agreement;

(iv)    all Documents;

(v)    all Equipment;

(vi)    all Fixtures;

(vii)    all General Intangibles;

(viii)    all Goods;

(ix)    all Instruments;

(x)    all Intellectual Property;

(xi)    all Inventory;

(xii)    all Investment Property;

(xiii)    all letters of credit and Letter-of-Credit Rights;

(xiv)    all Supporting Obligations;

(xv)    such Grantor’s ownership interest in (1) any Collateral Account, (2) all cash held in a Collateral Account and (3) all money that was withdrawn by the Collateral Agent from the Collateral Account or deposited by the Borrower with the Collateral Agent, in each case, pending prompt payment to Lenders;

(xvi)    all books and records pertaining to the Collateral; and

(xvii)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to the foregoing;

provided, however, that notwithstanding any other provision of this Agreement:

(A)    this Agreement shall not constitute a grant of a security interest in or Lien on (1) any property to the extent that such grant of a security interest in or Lien on such property is prohibited by any Applicable Law or requires a consent not obtained of any Governmental Authority pursuant to any Applicable Law, (2) any contract, license, lease, agreement, permit, instrument, security or franchise agreement or other document (a “Contract”) to which any Grantor is a party or any asset, right or property (including any property that is subject to a Lien permitted pursuant to the following clauses of Section 10.2 of the Second Lien Credit Agreement: (c), (d), (e) (but only as it relates to clauses (c), (d) or (f) of Section 10.2 of the Second Lien Credit Agreement), (f), (p), or (ff)) (and accessions and additions to such assets, rights or property, replacements and products thereof and customary security deposits, related contract rights and payment intangibles) of a Grantor that is subject to a purchase money security interest, Financing Lease Obligation, similar arrangement or Contract and any of its rights or interests thereunder, in each case only to the extent and for so long as the grant of such security interest or Lien in such Contract or such asset, right or property is prohibited by or constitutes or results or would constitute or result in the invalidation, violation, breach, default, forfeiture or unenforceability of any right, title or interest of such Grantor under such Contract or purchase money, capital lease or similar arrangement or Contract or creates or would create a right of termination in favor of any other party thereto (other than Holdings, the Borrower or any wholly owned Restricted Subsidiary of the Borrower), or requires consent not obtained of any third party (it being understood and agreed that no Grantor or Restricted Subsidiary shall be required to seek any such consent), after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and Applicable Laws, other than the Proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or any similar Applicable Laws notwithstanding such prohibition, (3) any Governmental Authority licenses or state or local Governmental Authority franchises, charters or authorizations, to the extent the grant of a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted by such license, franchise, charter or authorization or (4) any property to the extent that such grant of a security interest would result in the forfeiture of the Grantor’s rights in the property (including any legally effective prohibition or restriction) (the property described in any of clauses (1), (2), (3) or (4), collectively the “Subject Property”); provided, however, that the foregoing exclusions shall not apply to the extent that any such prohibition, default or other term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction, or any other Applicable Law or principles of equity; and provided, further, that the Security Interest shall attach immediately to any property (or any portion thereof) that would otherwise constitute Collateral but for the operation of clauses (1), (2), (3) or (4) above upon such property (or any portion thereof) ceasing to constitute Subject Property;

(B)    the Collateral shall not include any Excluded Property and no Grantor shall be deemed to have granted a Security Interest in any of such Grantor’s rights or interests in any Excluded Property; and

(C)    notwithstanding anything herein to the contrary, the Grantors shall not be required to take any action intended to cause “Excluded Property” to constitute Collateral (but without limitation of any requirements set forth in clause (i) of the definition of “Excluded Subsidiary”).

(b)    Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto and continuations thereof that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment or continuation, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail and in the case of a financing statement filed as a fixture filing or covering the Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

Each Grantor also ratifies any authorization previously given in writing to the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto or continuations thereof if filed prior to the date hereof.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents executed by any Grantor as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing, protecting or providing notice of the Security Interests granted by such Grantor in respect of U.S. Recordable Intellectual Property, executed by such Grantor, and naming the applicable Grantor or the Grantors as debtors and the Collateral Agent as secured party.

This Agreement secures the payment of all the Second Lien Obligations. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Second Lien Obligations and would be owed to the Collateral Agent or the Second Lien Secured Parties but for the fact that they are unenforceable or not allowable due to the existence of a proceeding under any Debtor Relief Law involving any Grantor.

The Security Interests created hereby are granted as security only and shall not subject the Collateral Agent or any other Second Lien Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

3.	Representations and Warranties.

Each Grantor hereby represents and warrants to the Collateral Agent and each other Second Lien Secured Party that:

3.1.    Title; No Other Liens. Except for (a) the Security Interest granted to the Collateral Agent, for the benefit of the Second Lien Secured Parties, pursuant to this Agreement and (b) Liens permitted under each of the Second Lien Credit Agreement and any Additional Second Lien Agreements, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others and has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement. To the knowledge of such Grantor, no action or proceeding seeking to limit, cancel or question the validity of such Grantor’s ownership interest in the Collateral, that would reasonably be expected to result in a Material Adverse Effect, is pending or threatened. None of the Grantors has filed or consented to the filing of any (x) security agreement, financing statement or analogous document under the Uniform Commercial Code or any other Applicable Laws covering any Collateral, (y) assignment for security in which any Grantor assigns any U.S. Recordable Intellectual Property or any security agreement or similar instrument covering any U.S. Recordable Intellectual Property that is part of the Intellectual Property Collateral with the United States Patent and Trademark Office or the United States Copyright Office, which security agreement, financing statement or similar instrument or assignment is still in effect or (z) assignment for security in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except in the case of each of clauses (x), (y) and (z) above, such as (i) have been filed in favor of the Collateral Agent for the benefit of the Second Lien Secured Parties pursuant to this Agreement and the other Credit Documents or (ii) are filed in respect of Liens permitted under each of the Second Lien Credit Agreement and any Additional Second Lien Agreements. For the avoidance of doubt, any reference herein to Liens permitted under each of the Second Lien Credit Agreement and any Additional Second Lien Agreements shall mean only Liens permitted to be outstanding under both the Second Lien Credit Agreement (so long as it is in effect) and any Additional Second Lien Agreement (but only to the extent such agreement exists and is in effect).

3.2.    Intellectual Property.

(a)    As of the Closing Date, Schedule 1 hereto contains a true and correct list of all (i) United States federal issued patents, pending patent applications, trademark registrations, pending trademark applications and copyright registrations (collectively, the “U.S. Registered Intellectual Property”), owned by each Grantor, and indicating for each such item, as applicable, the application and/or registration number and the identity of the current applicant or registered owner, and (ii) exclusive licenses of third party U.S. Registered Intellectual Property to which a Grantor is an exclusive licensee (together with the U.S. Registered Intellectual Property, the “U.S. Recordable Intellectual Property”), and indicating for each item the name of the agreement, the parties, the date, and a list of any U.S. Registered Intellectual Property exclusively licensed pursuant thereto. Except as set forth on Schedule 1, each Grantor exclusively owns all right, title and interest in and to the U.S. Registered Intellectual Property identified on Schedule 1.

(b)    Except as would not reasonably be expected to result in a Material Adverse Effect:

(i)    the Intellectual Property Collateral is subsisting, and to such Grantor’s knowledge, valid and enforceable and there are no pending or, to such Grantor’s knowledge, threatened (in writing) claims challenging the ownership, right to use, validity or enforceability of the Intellectual Property Collateral owned by each Grantor; and

(ii)    to such Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Collateral owned by each Grantor or the Grantor’s rights in or use thereof.

3.3.    Perfected Security Interests.

(a)    Subject to the terms of the First Lien/Second Lien Intercreditor Agreement and the limitations set forth in clause (b) of this Section 3.3, the Second Lien Pledge Agreement and Section 9.11 of the Second Lien Credit Agreement, the Security Interests granted pursuant to this Agreement (i) will constitute legal and valid perfected security interests in the Collateral in favor of the Collateral Agent, for the benefit of the Second Lien Secured Parties, as collateral security for the Second Lien Obligations, upon (A) in the case of Collateral in which a security interest may be perfected by filing a financing statement under the Uniform Commercial Code of any jurisdiction, the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the applicable filing offices, (B) in the case of Instruments, Tangible Chattel Paper, negotiable Documents and Certificated Securities, the earlier of the delivery thereof to the Collateral Agent (or its agent, designee or bailee) and the filing of the financing statements referred to in clause (A), and/or (C) in the case of U.S. Recordable Intellectual Property that is part of the Intellectual Property Collateral in which a security interest may be perfected by such filings, the filing of the financing statements referred to in clause (A) and the completion of the filing and recordation of fully executed agreements in the form of the Intellectual Property Security Agreement set forth in Exhibit 2 hereto with, as applicable, (x) the United States Patent and Trademark Office or (y) the United States Copyright Office and (ii) are prior to all other Liens on the Collateral other than Liens permitted by each of the First Lien Credit Agreement and any Additional First Lien Agreements or Liens having priority over the Collateral Agent’s Lien by operation of Applicable Law. No Grantor shall be required to complete any filings or otherwise take any action with respect to the perfection of the Security Interests created hereby in any jurisdiction outside of the United States or incur or reimburse any expense in connection therewith.

(b)    Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests created hereby by any means other than (i) filings pursuant to the Uniform Commercial Code, (ii) filings with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, with respect to U.S. Recordable Intellectual Property, (iii) in the case of Collateral that constitutes Tangible Chattel Paper, Instruments, negotiable Documents or Certificated Securities, in each case, to the extent included in the Collateral and required by Section 4.5, delivery to the Collateral Agent (or its agent, designee or bailee) to be held in its possession in the United States and (iv) in the case of Collateral that constitutes Commercial Tort Claims taking the actions specified by Section 4.1(d). No Grantor shall be required to (1) (x) enter into any security agreements governed under foreign law or (y) complete any filings or take any other actions in any foreign jurisdiction or required by foreign law to create any security interest in Collateral located or titled outside the United States or to perfect or make enforceable any Security Interest in any foreign jurisdiction or required by foreign law, (2) except as described in clauses (iii) and (iv) above, take actions to perfect by Control, including delivering control agreements with respect to Deposit Accounts, Securities Accounts or Commodity Accounts, (3) take any perfection actions with respect to (x) Letter of Credit Rights, except to the extent constituting Supporting Obligations of other Collateral as to which perfection is accomplished by the filing of a Uniform Commercial Code financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in Letter of Credit Rights, other than the filing of a Uniform Commercial Code financing statement or equivalent) and (y) Vehicles and other assets subject to certificates of title or (4) deliver Certificated Securities, if any, representing or evidencing the Securities of an Immaterial Subsidiary or Special Purpose Subsidiary or of any Person that is not a Subsidiary.

(c)    It is understood and agreed that the Security Interests created hereby shall not prevent the Grantors from using the Collateral in the ordinary course of their respective businesses or as otherwise permitted by the Second Lien Credit Agreement and any Additional Second Lien Agreements.

(d)    The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein (including, without limitation, (i) the exact legal name of each Grantor and (ii) the jurisdiction of organization of each Grantor) is correct and complete in all material respects as of the Closing Date.

4.	Covenants.

Each Grantor hereby covenants and agrees with the Collateral Agent and the other Second Lien Secured Parties that, from and after the date of this Agreement until the Termination Date:

4.1.    Maintenance of Perfected Security Interest; Further Documentation.

(a)    Such Grantor shall (i) maintain the Security Interests created hereby as perfected second priority security interests (subject to Section 3.3(b) and to any Lien permitted by each of the Second Lien Credit Agreement and any Additional Second Lien Agreements) unless such Security Interests cease to be perfected second priority security interests (x) as a result of a release of Collateral permitted under Section 13.17 of the Second Lien Credit Agreement or (y) as a result of the Collateral Agent’s (or its agent’s, designee’s or bailee’s) failure to (1) maintain possession of any Tangible Chattel Paper, Instruments or Certificated Securities delivered to it under the Security Documents or (2) file and maintain proper Uniform Commercial Code statements (including continuation statements) and (ii) subject to Section 3.3(b), take any such actions as may be required under Applicable Law or which the Collateral Agent or the Required Lenders may reasonably request to defend the Security Interests created hereby and the priority thereof against the claims and demands not expressly permitted by each of the Second Lien Credit Agreement and any Additional Second Lien Agreements of all Persons whomsoever.

(b)    Such Grantor will furnish to the Collateral Agent from time to time statements, at such Grantor’s sole cost and expense, and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in such detail as the Collateral Agent may reasonably request.

(c)    Each Grantor agrees that should it, after the Closing Date, (i) obtain an ownership interest in or become a party to any U.S. Recordable Intellectual Property or (ii) obtain an ownership interest in any United States “intent-to-use” trademark application for which an “Amendment to Allege Use” or a verified “Statement of Use” has been filed and accepted by the United States Patent and Trademark Office that would, in each case, had it been owned on the Closing Date, be considered a part of the Intellectual Property Collateral (collectively, “After-Acquired Intellectual Property Collateral”), such After-Acquired Intellectual Property Collateral shall automatically become part of the Intellectual Property Collateral, subject to the terms and conditions of this Agreement with respect thereto. In addition, such Grantor shall, on the date the Borrower is required to deliver the Section 9.1 Financials for the immediately succeeding fiscal period of the Borrower occurring after the acquisition of such After-Acquired Intellectual Property Collateral, execute and deliver to the Collateral Agent agreements substantially in the form of Exhibit 2 hereto (an “Intellectual Property Security Agreement”) covering such After-Acquired Intellectual Property Collateral to be recorded with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(d)    As of the Closing Date, each Grantor hereby represents and warrants that it holds no individual Commercial Tort Claim with a value in excess of $10,000,000 other than those listed in Schedule 2. If any Grantor shall at any time hold or acquire a Commercial Tort Claim for which a claim or counterclaim has been filed and is known to an Authorized Officer of the applicable Grantor, such Grantor shall, on each date that the Borrower is required to deliver Section 9.1 Financials for the next fiscal period of the Borrower to occur after first holding or acquiring such Commercial Tort Claim, notify the Collateral Agent in writing signed by such Grantor setting forth in reasonable detail the basis for and nature of such Commercial Tort Claim and promptly thereafter grant to the Collateral Agent a Security Interest therein and in the Proceeds thereof, all upon the terms of this Agreement. The requirement in the preceding sentence shall not apply to the extent that the amount of any such individual Commercial Tort Claim does not exceed $10,000,000 or the extent that such Grantor shall have previously notified the Collateral Agent with respect to any previously held or acquired Commercial Tort Claim.

(e)    Subject to Section 3.3(b), each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents or authorizing the Collateral Agent or its designees or sub-agents to do so), which may be required under any Applicable Law or which the Collateral Agent or the Required Lenders (or if there are any Additional Second Lien Obligations outstanding, subject to the terms of any intercreditor agreement among the holders of Second Lien Obligations, the requisite holders or lenders of such Additional Second Lien Obligations) may reasonably request, in order (x) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby, all at the expense of such Grantor. Without limiting the generality of the foregoing, such Grantor shall comply with Section 9.14 of the Second Lien Credit Agreement and any equivalent provision of any Additional Second Lien Agreement.

4.2.    Changes in Locations, Name, etc. Each Grantor will furnish to the Collateral Agent prompt written notice (which shall in any event be provided within 60 days of such change or such longer period as the Collateral Agent may agree) of any change (i) in its legal name, (ii) in its jurisdiction of incorporation or organization, (iii) in its identity or type of organization or corporate structure or (iv) in its Federal Taxpayer Identification Number or organizational identification number, if any, to the extent such Federal Taxpayer Identification Number or organizational identification number is required to be listed on Uniform Commercial Code financing statements for purposes of perfecting any Security Interest, in each case to the extent required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected Security Interest in the Collateral for the benefit of the Second Lien Secured Parties. Each Grantor agrees promptly to provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the first sentence of this paragraph.

4.3.    Notices.

(a)    Each Grantor will advise the Collateral Agent in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby and other Liens permitted under each of the Second Lien Credit Agreement and any Additional Second Lien Agreements) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder.

(b)    Subject to the terms of the First Lien/Second Lien Intercreditor Agreement, upon the occurrence and during the continuation of any Event of Default, and after written notice is delivered to the applicable Grantor, (i) the Collateral Agent may adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and/or approve any award granted in any condemnation or similar proceeding affecting the Collateral and (ii) all insurance payments or condemnation awards in respect of any Collateral shall be paid to and applied by the Collateral Agent as specified in Section 5.4.

4.4.    Intellectual Property.

(a)    With respect to each item of Intellectual Property Collateral owned by each Grantor, each Grantor agrees to take, at its expense, all commercially reasonable steps, including, as applicable, in the United States Patent and Trademark Office, the United States Copyright Office and any other Governmental Authority located in the United States, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application for registration, now or hereafter included in such Intellectual Property Collateral of such Grantor, in each case except to the extent otherwise permitted by the Second Lien Credit Agreement or to the extent failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

(b)    Such Grantor shall (and shall take reasonable efforts to cause all its licensees to), in such Grantor’s reasonable business judgment (i) (1) continue to use each Trademark included in the Intellectual Property Collateral in order to maintain such Trademark in full force and effect with respect to each class of goods or services for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by Applicable Law and (ii) not do any act or omit to do any act whereby (w) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (x) any Patent included in the Intellectual Property Collateral may become forfeited, misused, unenforceable, abandoned or dedicated to the public or (y) any portion of the Copyrights included in the Intellectual Property Collateral may become invalidated, otherwise impaired or fall into the public domain, in each case except to the extent otherwise permitted by the Second Lien Credit Agreement or to the extent failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

(c)    Except as permitted by the Second Lien Credit Agreement or except to the extent any of the following actions would not reasonably be expected to result in a Material Adverse Effect, no Grantor shall abandon or allow to lapse any owned Intellectual Property Collateral unless such Grantor shall have determined that the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business.

(d)    In the event that any Grantor becomes aware after the Closing Date that any item of its material Intellectual Property Collateral is being infringed, diluted, violated or misappropriated by a third party in any way that would reasonably be expected to have a Material Adverse Effect, such Grantor shall promptly notify the Collateral Agent and take such actions, at its expense, as such Grantor deems to be reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, if such Grantor deems it necessary, suing for infringement, dilution, violation or misappropriation and for an injunction against such infringement, dilution, violation or misappropriation.

(e)    With respect to its U.S. Recordable Intellectual Property owned by such Grantor in its own name or to which such Grantor is a party on the Closing Date, as and when required by Section 4.1(c), each Grantor agrees to execute and deliver an Intellectual Property Security Agreement, to the Collateral Agent covering such U.S. Recordable Intellectual Property to be recorded with, as applicable, the United States Patent and Trademark Office or the United States Copyright Office.

(f)    Notwithstanding anything to the contrary, nothing in this Agreement prevents any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property Collateral to the extent determined in its reasonable business judgment or as permitted by the Second Lien Credit Agreement.

4.5.    Investment Property. Subject to Section 3.3(b) and the Second Lien Pledge Agreement, and limited to the requirements of Section 9.11 of the Second Lien Credit Agreement, if any of the Collateral (other than any property included in the definition of “Collateral” in the Second Lien Pledge Agreement) is or shall become evidenced or represented by any Instrument, negotiable Document, Certificated Security or Tangible Chattel Paper, such Instrument (other than checks received in the ordinary course of business), negotiable Document, Certificated Security or Tangible Chattel Paper shall, in each case, be promptly delivered to the Collateral Agent (or its agent, designee or bailee) on each date that the Borrower is required to deliver Section 9.1 Financials for the next fiscal period of the Borrower to occur after such Collateral first is or becomes evidenced or represented by any Instrument, negotiable Document, Certificated Security or Tangible Chattel Paper, duly endorsed in a manner reasonably satisfactory to the Collateral Agent (or its agent, designee or bailee), to be held as Collateral pursuant to this Agreement, if the Fair Market Value of any such individual Instrument, negotiable Document or Tangible Chattel Paper exceeds $10,000,000, in each case except to the extent constituting Excluded Capital Stock, Capital Stock of an Immaterial Subsidiary or Special Purpose Subsidiary or Capital Stock of a Minority Investment.

5.	Remedial Provisions.

5.1.    Certain Matters Relating to Accounts.

(a)    Subject to the terms of the First Lien/Second Lien Intercreditor Agreement, at any time after the occurrence and during the continuation of an Event of Default, and after prior written notice is delivered to the Grantor, the Collateral Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Second Lien Secured Party; provided that the provisions of Section 13.16 of the Second Lien Credit Agreement or any equivalent provision of any Additional Second Lien Agreement shall apply to such information.

(b)    The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and, subject to the terms of the First Lien/Second Lien Intercreditor Agreement, the Collateral Agent may curtail or terminate said authority at any time upon three Business Days’ prior written notice after the occurrence and during the continuation of an Event of Default. If required in writing by the Collateral Agent at any time after the occurrence and during the continuation of an Event of Default, any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within three Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Deposit Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent (the “Collateral Account”), subject to withdrawal by the Collateral Agent for the account of the Second Lien Secured Parties only as provided in Sections 5.4 and 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Second Lien Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)    Subject to the terms of the First Lien/Second Lien Intercreditor Agreement, at the Collateral Agent’s written request at any time after the occurrence and during the continuation of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original orders, invoices and shipping receipts.

(d)    Upon the occurrence and during the continuation of an Event of Default, and after prior written notice thereof is delivered to the Grantor, a Grantor shall not grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Collateral Agent shall have instructed such Grantor in writing not to grant or make any such extension, credit, discount, compromise, or settlement under any circumstances during the continuation of such Event of Default.

(e)    Except as otherwise provided in this Section 5.1, each Grantor may continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Accounts. In connection with such collections, each Grantor may take such action as such Grantor may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts.

5.2.    Communications with Obligors; Grantors Remain Liable.

(a)    Subject to the terms of the First Lien/Second Lien Intercreditor Agreement, the Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuation of an Event of Default, after giving reasonable prior written notice to the relevant Grantor of its intent to do so, communicate with obligors under the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Second Lien Secured Party; provided, that the provisions of Section 13.16 of the Second Lien Credit Agreement or any equivalent provision of any Additional Second Lien Agreement shall apply to such information.

(b)    Subject to the terms of the First Lien/Second Lien Intercreditor Agreement, upon the prior written request of the Collateral Agent at any time after the occurrence and during the continuation of an Event of Default (it being understood that the exercise of remedies by the Second Lien Secured Parties in connection with an Event of Default under Section 11.5 of the Second Lien Credit Agreement or any equivalent provision of any Additional Second Lien Agreement shall be deemed to constitute a request by the Collateral Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), each Grantor shall notify obligors on the Accounts that the Accounts have been assigned to the Collateral Agent, for the benefit of the Second Lien Secured Parties, and that payments in respect thereof shall be made directly to the Collateral Agent and that the Collateral Agent may enforce such Grantor’s rights against such obligors.

(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Second Lien Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Second Lien Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Second Lien Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3.    Proceeds to be Turned Over To Collateral Agent. Subject to the terms of the First Lien/Second Lien Intercreditor Agreement, in addition to the rights of the Collateral Agent and the other Second Lien Secured Parties specified in Section 5.1 with respect to payments of Accounts, if an Event of Default shall occur and be continuing and the Collateral Agent gives prior notice in writing to the relevant Grantor (it being understood that the exercise of remedies by the Second Lien Secured Parties in connection with an Event of Default under Section 11.5 of the Second Lien Credit Agreement or any equivalent provision of any Additional Second Lien Agreement shall be deemed to constitute a request by the Collateral Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the other Second Lien Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent under this Section 5.3 shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control and on terms and conditions reasonably satisfactory to the Collateral Agent. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other Second Lien Secured Parties) shall continue to be held as collateral security for all the Second Lien Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.

5.4.    Application of Proceeds.

(a)    Except as expressly provided elsewhere in this Agreement or any other Credit Document and to the extent required pursuant to the First Lien/Second Lien Intercreditor Agreement to be applied to the Second Priority Debt Obligations (as defined in the First Lien/Second Lien Intercreditor Agreement), all proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral (including, for the avoidance of doubt, all amounts on deposit in the Collateral Account) shall be applied as follows:

(i)    FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent in connection with such sale, collection or realization or otherwise in connection with this Agreement, the other Credit Documents, any Additional Second Lien Agreement or any of the Second Lien Obligations, including all court costs and the reasonable and documented fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Credit Document on behalf of any Grantor and any other reasonable and documented out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder, under any other Credit Document or under any Additional Second Lien Agreement;

(ii)    SECOND, to the Second Lien Secured Parties, an amount equal to all Second Lien Obligations owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Second Lien Secured Parties in proportion to the unpaid amounts thereof; and

(iii)    THIRD, any surplus then remaining shall be paid to the Grantors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, (i) no amounts received from any Grantor shall be applied to any Excluded Swap Obligation of such Grantor and (ii) after the payments pursuant to clause FIRST above, if an intercreditor agreement (including an Equal Priority Intercreditor Agreement or other Customary Intercreditor Agreement) has been entered into among the holders of Second Lien Obligations which provides for the application of proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral, then such proceeds shall be applied pursuant to the terms of such intercreditor agreement (including an Equal Priority Intercreditor Agreement or other Customary Intercreditor Agreement) and in making the determination and allocations required in any intercreditor agreement the Collateral Agent may conclusively rely upon information supplied by the applicable Authorized Representatives as to the amounts of unpaid principal and interest and other amounts outstanding with respect to such Second Lien Obligations and the Collateral Agent shall have no liability to any of the Second Lien Secured Parties for actions taken in reliance on such information.

(b)    Subject to the terms of the First Lien/Second Lien Intercreditor Agreement, the Collateral Agent shall have absolute discretion as to the time of the application of any such proceeds in accordance with this Section 5.4. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

5.5.    Code and Other Remedies. Subject to the terms of the First Lien/Second Lien Intercreditor Agreement, if an Event of Default shall occur and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the NY UCC or any other Applicable Law or in equity and also may without demand of performance or other demand, presentment, protest, advertisement or notice of any kind except as specified below, withdraw all amounts held in the Collateral Account and sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Applicable Law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent or any Second Lien Secured Party shall have the right upon any such public sale, and, to the extent permitted by Applicable Law, upon any such private sale, to purchase the whole or any part of the Collateral so sold and the Collateral Agent or such Second Lien Secured Party may, subject to (x) the satisfaction in full in cash of all payments due pursuant to Section 5.4(a)(i) hereof and (y) the satisfaction of the Second Lien Obligations in accordance with the priorities set forth in Section 5.4(a) hereof, pay the purchase price by crediting the amount thereof against the Second Lien Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by Applicable Law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4 hereof. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.5 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the NY UCC or its equivalent in other jurisdictions.

5.6.    Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Second Lien Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

5.7.    Amendments, etc. with Respect to the Second Lien Obligations; Waiver of Rights. Except for the termination of a Grantor’s Second Lien Obligations hereunder as provided in Section 6.5, each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Second Lien Obligations made by the Collateral Agent or any other Second Lien Secured Party may be rescinded by such party and any of the Second Lien Obligations continued, (b) the Second Lien Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Second Lien Secured Party, (c) the Secured Debt Documents, any Additional Second Lien Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable Secured Debt Document or Additional Second Lien Agreement and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Second Lien Secured Party for the payment of the Second Lien Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Second Lien Secured Party shall have any obligation to protect, perfect or insure any Lien at any time held by it as security for the Second Lien Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other Second Lien Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any other Grantor, and any failure by the Collateral Agent or any other Second Lien Secured Party to make any such demand or to collect any payments from the Borrower or any other Grantor or any release of the Borrower or any other Grantor shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Second Lien Secured Party against any Grantor. For the purpose hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.8.    Conflict with Second Lien Credit Agreement and Intercreditor Agreements. In the event of any conflict between the terms of this Section 5 and the Second Lien Credit Agreement, any Equal Priority Intercreditor Agreement or any Customary Intercreditor Agreement, the Second Lien Credit Agreement, such Equal Priority Intercreditor Agreement or such Customary Intercreditor Agreement, as applicable, shall prevail.

5.9.    Intellectual Property. Subject to the terms of the First Lien/Second Lien Intercreditor Agreement, each Grantor hereby grants to the Collateral Agent, for use solely upon the occurrence and during the continuance of an Event of Default and after prior written notice from the Collateral Agent to the Grantors, a non-exclusive, irrevocable, fully paid-up, royalty-free, worldwide license to use, assign, or license or sublicense the rights to use, copy, display, perform, distribute and/or make derivative works of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor. Such license shall include reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs and equipment used for the compilation or printout thereof, in each case, subject to Applicable Law and any Grantor’s reasonable security policies and obligations of confidentiality; provided, however, that nothing in this Section 5.9 shall require any Grantor to grant any license, sublicense or assignment that is prohibited by any Applicable Law or is prohibited by, or constitutes a breach of default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such Intellectual Property Collateral, provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the quality control standards applicable to each such Trademark as in effect as of the date such licenses hereunder are granted; provided, further, that any licenses granted hereunder by the Collateral Agent shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

6.	The Collateral Agent.

6.1.    Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)    Subject to the terms of the First Lien/Second Lien Intercreditor Agreement, each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon the occurrence and during the continuation of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Agreement, the other Credit Documents and any Additional Second Lien Agreement, subject to the terms of the First Lien/Second Lien Intercreditor Agreement, to take any and all appropriate action and to execute any and all documents and instruments which the Collateral Agent may deem necessary or desirable to accomplish the purposes of this Agreement, the other Credit Documents and any Additional Second Lien Agreement and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following at the same time or at different times, in each case after the occurrence and during the continuation of an Event of Default and after written notice by the Collateral Agent of its intent to do so:

(i)    take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable;

(ii)    in the case of any Intellectual Property Collateral, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Second Lien Secured Parties’ Security Interest in such Intellectual Property Collateral and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)    pay or discharge taxes and Liens levied or placed on or threatened against any Collateral;

(iv)    execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v)    obtain, pay and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Second Lien Credit Agreement or any Additional Second Lien Agreement;

(vi)    send verifications of Accounts to any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account;

(vii)    direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(viii)    ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(ix)    sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(x)    commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(xi)    defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent (not to be unreasonably withheld or delayed) to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral; provided that such consent right shall not limit any other rights or remedies available to the Collateral Agent at law);

(xii)    settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent (not to be unreasonably withheld or delayed) to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral; provided that such consent right shall not limit any other rights or remedies available to the Collateral Agent at law);

(xiii)    assign, license, prosecute or maintain any Intellectual Property Collateral throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable business discretion determine; and

(xiv)    generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Second Lien Secured Parties’ Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

(b)    If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)    Each Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

6.2.    Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the NY UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any other Second Lien Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Second Lien Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Second Lien Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Second Lien Secured Party to exercise any such powers. The Collateral Agent and the other Second Lien Secured Parties shall be accountable only for the safe custody of any Collateral in its possession and for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.3.    Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Second Lien Secured Parties, be governed by this Agreement or, if there are any Additional Second Lien Obligations, by this Agreement, an Equal Priority Intercreditor Agreement or other Customary Intercreditor Agreement with respect thereto and such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Second Lien Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.4.    Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interests created hereby and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Second Lien Credit Agreement, any other Credit Document, any Additional Second Lien Agreement, any agreement with respect to any of the Second Lien Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Second Lien Obligations, or any other amendment or waiver of or any consent to any departure from the Second Lien Credit Agreement, any other Credit Document, any Additional Second Lien Agreement or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Second Lien Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Second Lien Obligations or this Agreement.

6.5.    Continuing Security Interest; Assignments Under the Secured Debt Documents or any Additional Second Lien Agreement; Release.

(a)    This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Second Lien Secured Parties and their respective successors, indorsees, transferees and assigns until the Termination Date.

(b)    (i) A Subsidiary Grantor shall automatically be released from its obligations hereunder and the Security Interests in the Collateral of such Subsidiary Grantor created hereby shall be automatically released (x) as it relates to the Obligations, upon the consummation of any transaction permitted by the Second Lien Credit Agreement, as a result of which such Subsidiary Grantor ceases to be a Restricted Subsidiary of the Borrower or otherwise becomes an Excluded Subsidiary, (y) as it relates to any Additional Second Lien Obligations under any Additional Second Lien Agreement, upon the consummation of any transaction permitted by such Additional Second Lien Agreement, as a result of which such Subsidiary Grantor ceases to be a guarantor thereunder and (z) upon the effectiveness of any release (including any written consent to such release) of a Subsidiary Grantor in accordance with Section 13.17 of the Second Lien Credit Agreement and any applicable provision in each Additional Second Lien Agreement; and (ii) Holdings (or Previous Holdings, as the case may be) shall automatically be released from its obligations hereunder and the Security Interests in the Collateral of Holdings (or Previous Holdings, as the case may be) created hereby shall be automatically released upon a Holdings Termination Event and/or in accordance with the formation or acquisition of a New Holdings that satisfies the conditions set forth in (x) as it relates to the Obligations, the Second Lien Credit Agreement and (y) as it relates to any Additional Second Lien Obligations under any Additional Second Lien Agreement, such Additional Second Lien Agreement.

(c)    The Security Interests created hereby in any Collateral shall be automatically released and such Collateral sold free and clear of the Lien and Security Interests created hereby (i) to the extent such Collateral is comprised of property leased to a Grantor by a Person that is not a Grantor, upon termination or expiration of such lease, (ii) as required by the Collateral Agent to effect any sale, transfer or other Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to this Agreement, (iii) upon any sale, transfer or other Disposition by any Grantor of any Collateral that is permitted under the Second Lien Credit Agreement and each Additional Second Lien Agreement (other than to another Grantor), (iv) upon the effectiveness of any release (including any written consent to such release) of the Lien and Security Interests created hereby in any Collateral in accordance with Section 13.17 of the Second Lien Credit Agreement and any applicable provision in each Additional Second Lien Agreement, (v) upon such Collateral becoming Excluded Capital Stock or Excluded Property, (vi) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Second Lien Guarantee (in accordance with Section 13.17 of the Second Lien Credit Agreement and the Second Lien Guarantee) or (vii) as otherwise provided in any applicable intercreditor agreement (including any Equal Priority Intercreditor Agreement or other Customary Intercreditor Agreement) among holders of Second Lien Obligations.

(d)    In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor or authorize the filing of, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Collateral Agent.

6.6.    Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Second Lien Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Second Lien Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

7.	Miscellaneous.

7.1.    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantors and the Collateral Agent in accordance with Section 13.1 of the Second Lien Credit Agreement; provided, however, that this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through agreements substantially in the form of Exhibit 1, in each case duly executed by each Grantor directly affected thereby.

The Collateral Agent may, without the consent of any Lender, enter into any amendments to this Agreement (including modifications of the terms “Additional Second Lien Agreement” and “Additional Second Lien Obligations” and any provisions of this Agreement referencing such terms) to reflect the Incurrence of any Indebtedness secured by a Lien permitted by Section 10.2(a) of the Second Lien Credit Agreement that is not secured by Liens granted under this Agreement.

7.2.    Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Second Lien Credit Agreement (whether or not then in effect). All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 13.2 of the Second Lien Credit Agreement (whether or not then in effect). All notices to any holder of Additional Second Lien Obligations shall be given to it in care of the applicable Authorized Representative at such Authorized Representative’s address set forth in the applicable Additional Secured Party Consent or Additional Second Lien Agreement, as the case may be, as such address may be changed by written notice to the Collateral Agent and the Borrower.

7.3.    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Second Lien Secured Party shall by any act (except by a written instrument pursuant to Section 7.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof or of any other applicable Secured Debt Document or of any Additional Second Lien Agreement. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Second Lien Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Second Lien Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Second Lien Secured Party would otherwise have on any other occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4.    Enforcement Expenses; Indemnification.

(a)    Each Grantor agrees to pay any and all reasonable and documented expenses (including all reasonable fees, expenses, disbursements and other charges of counsel) that may be paid or incurred by the Collateral Agent in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Second Lien Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Agreement to the extent the Borrower would be required to do so pursuant to Section 13.5 of the Second Lien Credit Agreement.

(b)    Without limitation of its indemnification obligations under the other Credit Documents or any Additional Second Lien Agreements, each Grantor agrees to pay, indemnify and to hold harmless the Collateral Agent and the other Second Lien Secured Parties (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities or penalties (collectively, “Losses”) of any kind or nature whatsoever and the reasonable and documented or invoiced out of pocket expenses, joint or several, to which any such Indemnified Party may become subject, in each case to the extent any such Losses and related expenses arise out of, result from, or are in connection with any action, claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (any of the foregoing, a “Proceeding”) (regardless of whether such Indemnified Party is a party thereto or whether or not such Proceeding was brought by such Grantor, its equity holders, affiliates or creditors or any other third person), and, subject to Section 13.5(e) of the Second Lien Credit Agreement, to reimburse each such Indemnified Party promptly for any reasonable and documented or invoiced out of pocket fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing, in each case to the extent the Borrower would be required to do so pursuant to Section 13.5 of the Second Lien Credit Agreement (whether or not then in effect) or any comparable provision of any Additional Second Lien Agreement.

(c)    Any such amounts payable as provided hereunder shall be Additional Second Lien Obligations secured hereby and by the other Security Documents and any Additional Second Lien Agreements. The agreements in this Section 7.4 shall survive termination of this Agreement, any other Credit Document or any Additional Second Lien Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Second Lien Obligations, the invalidity or unenforceability of any term or provision of this Agreement, any other Credit Document or any Additional Second Lien Agreement or any investigation made by or on behalf of the Collateral Agent or any other Second Lien Secured Party. All amounts due under this Section 7.4 shall be payable on written demand therefor.

7.5.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective designees, sub-agents, successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, except pursuant to a transaction permitted by each of the Second Lien Credit Agreement and any Additional Second Lien Agreements.

7.6.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e. a “pdf” or “tif’)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Collateral Agent and the Borrower.

7.7.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

7.8.    Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.9.    Integration. This Agreement, together with the other Credit Documents and each Additional Second Lien Agreement, represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Second Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Debt Documents or any Additional Second Lien Agreement (and each other agreement or instrument executed or issued in connection therewith).

7.10.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

7.11.    Submission to Jurisdiction Waivers. Each Grantor hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement, the other Credit Documents to which it is a party and any Additional Second Lien Agreement to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 7.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right of the Collateral Agent or any other Second Lien Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Collateral Agent or any other Second Lien Secured Party to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 7.11 any special, exemplary, punitive or consequential damages.

7.12.    Acknowledgments. Each Grantor hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents to which it is a party;

(b)    neither the Collateral Agent nor any other Second Lien Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Second Lien Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Second Lien Secured Parties or among the Grantors and the Second Lien Secured Parties; and

(d)    upon any Event of Default, the Collateral Agent may proceed against any Grantor and any Collateral to collect and recover the full amount of any Second Lien Obligation then due, without first proceeding against any other Grantor, any other Credit Party or any other Collateral and without first joining any other Grantor or any other Credit Party in any proceeding.

7.13.    Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 9.10 of the Second Lien Credit Agreement and/or the equivalent provision of any Additional Second Lien Agreement and the terms hereof shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Agreement upon execution and delivery by such Subsidiary of a supplement substantially in the form of Exhibit 1 hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

7.14.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

7.15.    Intercreditor Agreement. Notwithstanding any other provision contained herein, this Agreement, the liens and security interests created hereby and the exercise of any rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the First Lien/Second Lien Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the First Lien/Second Lien Intercreditor Agreement that relates solely to the rights or obligations of, or relationship between, the Senior Priority Secured Parties and the Second Priority Secured Parties (as each such term is defined in the First Lien/Second Lien Intercreditor Agreement), the provisions of the First Lien/Second Lien Intercreditor Agreement shall control. In the event of any conflict or inconsistency between the provisions of this Agreement and any intercreditor agreement (including any Equal Priority Intercreditor Agreement or other Customary Intercreditor Agreement) among the holders of Second Lien Obligations that relates solely to the rights or obligations of, or relationship between, the Second Lien Secured Parties under the Second Lien Credit Agreement and the Second Lien Secured Parties under any Additional Second Lien Agreement, the provisions of such intercreditor agreement shall control.

7.16.    Additional Second Lien Obligations. On or after the date hereof and so long as permitted by the Second Lien Credit Agreement and each Additional Second Lien Agreement then outstanding, the Borrower may from time to time designate Indebtedness at the time of Incurrence to be secured by Liens on the Collateral on a basis that rank equal in priority to the Liens on the Collateral securing the Obligations or any other Second Lien Obligations if then in effect, as Additional Second Lien Obligations hereunder by delivering to the Collateral Agent and if any Additional Second Lien

Agreement is then in effect, each Authorized Representative (a) a certificate signed by an Authorized Officer of the Borrower (i) identifying the obligations so designated and the initial aggregate principal amount or face amount thereof, (ii) stating that such obligations are designated as Additional Second Lien Obligations for purposes hereof, (iii) representing that such designation of such obligations as Additional Second Lien Obligations complies with the terms of the Second Lien Credit Agreement and any Additional Second Lien Agreement then outstanding and (iv) specifying the name and address of the Authorized Representative for such obligations, (b) if applicable, (i) a fully executed Additional Secured Party Consent (in the form attached as Exhibit 3) or (ii) any other instruments reasonably satisfactory to the Collateral Agent setting forth such Authorized Representative’s agreement, on behalf of the Second Lien Secured Parties under the Additional Second Lien Agreement, to be bound by the terms of this Agreement, the Second Lien Guarantee and the Second Lien Pledge Agreement and (c)(i) a fully executed Equal Priority Intercreditor Agreement or other Customary Intercreditor Agreement or (ii) a fully executed joinder agreement to an Equal Priority Intercreditor Agreement if such agreement is then in effect; provided, however, that notwithstanding the foregoing, if the Collateral Agent, the Borrower, and/or any Authorized Representative decide not to execute an Additional Secured Party Consent or any other instrument setting forth such Authorized Representative’s agreement, on behalf of the Second Lien Secured Parties under the applicable Additional Second Lien Agreement, to be bound by the terms of this Agreement, the Second Lien Guarantee and the Second Lien Pledge Agreement, the Borrower and such Authorized Representative may execute separate security agreements, pledge agreements and/or guarantees, subject to compliance with the provisions of the Second Lien Credit Agreement. Notwithstanding any provision to the contrary in this Agreement, the Collateral Agent shall be under no obligation to serve as agent on behalf of the holders of any Additional Second Lien Obligations (or their representatives) or under any Additional Second Lien Agreement and may decide, in its sole discretion, not to serve in such role, it being understood that, in such circumstance, no provisions of this Agreement will benefit or apply to the holders of Additional Second Lien Obligations (or their representatives). It being further understood that the Collateral Agent shall serve in such role only if it has countersigned an Additional Secured Party Consent and in such case solely with respect to the New Secured Obligation under and as defined in such Additional Secured Party Consent. For the avoidance of doubt, any refusal by the Collateral Agent to serve as collateral agent on behalf of the holders of any Additional Second Lien Obligations (or their representatives) and the decision of the Collateral Agent, the Borrower and/or any Authorized Representative not to execute an Additional Secured Party Consent shall not limit the Borrower’s ability to incur such obligations and secure them by Liens on the Collateral that rank equal in priority to the Liens on the Collateral securing the Obligations and any other Second Lien Obligations if then in effect to the extent permitted to do so under each of the Second Lien Credit Agreement and any Additional Second Lien Agreement, and in such case the Collateral Agent is authorized to execute an Equal Priority Intercreditor Agreement or any other Customary Intercreditor Agreement (or any joinders thereto) and any related documentation to evidence and/or acknowledge the Liens securing any such Additional Second Lien Obligations and the relationship between the Collateral Agent and the collateral agent appointed in respect of such Additional Second Lien Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

GLOBE INTERMEDIATE CORP.

By:	/s/ Charles Bracher
	Name:	Charles Bracher
	Title:	Chief Financial Officer

GOBP HOLDINGS, INC.

By:	/s/ Charles Bracher
	Name:	Charles Bracher
	Title:	Chief Financial Officer

GOBP MIDCO, INC.

By:	/s/ Charles Bracher
	Name:	Charles Bracher
	Title:	Chief Financial Officer

GROCERY OUTLET INC.

By:	/s/ Charles Bracher
	Name:	Charles Bracher
	Title:	Chief Financial Officer

AMELIA’S, LLC

By:	/s/ Charles Bracher
	Name:	Charles Bracher
	Title:	Chief Financial Officer

[Signature Page to Second Lien Security Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent

By:	/s/ Brendan MacBride
	Name:	Brendan MacBride
	Title:	Authorized Signatory

[Signature Page to Second Lien Security Agreement]

ANNEX A

TO THE SECOND LIEN SECURITY AGREEMENT

SUBSIDIARY GRANTORS

1.	GOBP Midco, Inc., a Delaware corporation

2.	Grocery Outlet Inc., a California corporation

3.	Amelia’s, LLC, a Delaware limited liability company

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SCHEDULE 1 TO THE

SECOND LIEN SECURITY AGREEMENT

U.S. RECORDABLE INTELLECTUAL PROPERTY

A.	COPYRIGHTS AND COPYRIGHT APPLICATIONS

Copyright (Work)	Reg. No.	Owner
Ben Saven (Frugal Friends)	VA0001816784	Grocery Outlet Inc.

Doug (Frugal Friends)	VA0001816783	Grocery Outlet Inc.

Lois Prices (Frugal Friends)	VA0001816782	Grocery Outlet Inc.

Tammy Underspend (Frugal Friends)	VA0001816786	Grocery Outlet Inc.

WOW! Bottlenecker.	VA0001795425	Grocery Outlet Inc.

B.	PATENTS AND PATENT APPLICATIONS

None.

C.	TRADEMARKS AND TRADEMARK APPLICATIONS

Trademark[1]	App. No.	Trademark No.	Owner
AMELIA’S	85509370	4190703	Grocery Outlet Inc.

AMELIA’S GROCERY OUTLET	85509375	4205087	Grocery Outlet Inc.

BARGAIN MINUTE	85808393	4518765	Grocery Outlet Inc.

BARGAINOMICS	87213160	5313378	Grocery Outlet, Inc.

BARGAINS ON BRANDS YOU TRUST!	78424125	2964247	Grocery Outlet Inc.

BEN SAVEN	85597891	4249974	Grocery Outlet Inc.

BIG BRANDS. LITTLE PRICES.	85505693	4190431	Grocery Outlet Inc.

CANNED FOODS GROCERY OUTLETS	77699947	3701241	Grocery Outlet Inc.

DOUG	85597895	4249975	Grocery Outlet Inc.

ECO-FRUGAL	77867458	4112260	Grocery Outlet Inc.

FRUGAL FRIENDS	85597910	4245918	Grocery Outlet Inc.

	86135411	4769584	Grocery Outlet Inc.

GROCERY OUTLET BARGAIN MARKET	86532165	4888093	Grocery Outlet Inc.

GROCERY OUTLET BARGAIN MARKET	77561753	3604714	Grocery Outlet Inc.

	86032740	4479224	Grocery Outlet Inc.

[1]

Grantors have abandoned the following trademark registrations and make no representations, warranties, or covenants under the First Lien Security Agreement, First Lien Credit Agreement, Second Lien Security Agreement or the Second Lien Credit Agreement with respect to such trademark registrations: Registration No. 4190703 and Registration No. 4205087.

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Trademark[1]	App. No.	Trademark No.	Owner
	87108931	N/A	Grocery Outlet Inc.

GROCERY OUTLET BARGAINS ONLY!	76314254	2715156	Grocery Outlet Inc.

	78143358	2775580	Grocery Outlet Inc.

HARVEST DAY	78832121	3782829	Grocery Outlet, Inc.

HARVEST DAY	87164529	5325344	Grocery Outlet, Inc.

INDEPENDENCE FROM HUNGER	85410590	4135086	Grocery Outlet Inc.

INDEPENDENCE FROM HUNGER	85410597	4135088	Grocery Outlet Inc.

LADY LEE	78831598	3779585	Grocery Outlet, Inc.

LOIS PRICES	85597916	4249976	Grocery Outlet Inc.

NOSH	85128472	4247576	Grocery Outlet Inc.

NOSH	86780435	5067165	Grocery Outlet Inc.

	86795040	5093914	Grocery Outlet Inc.

	86795037	5093913	Grocery Outlet Inc.

OVERSHOP. UNDERSPEND.	77856328	3802978	Grocery Outlet Inc.

TAMMY UNDERSPEND	85597923	4249977	Grocery Outlet Inc.

WOW!	86573220	5306956	Grocery Outlet Inc.

	86578051	5218984	Grocery Outlet Inc.

	87206798	5372725	Grocery Outlet Inc.

D.	EXCLUSIVE LICENSES

None.

3-3

SCHEDULE 2 TO THE

SECOND LIEN SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

None.

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